UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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STERLING CAPITAL FUNDS
(Name of Registrant as Specified In Its Charter)

(Name of Person Filing Proxy Statement, if other than the Registrant)

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Your vote is needed!

Dear Shareholder,

The shareholder meeting has already been adjourned multiple times and is now scheduled for July 17, 2026. Your timely vote is important to ensure your shares are represented.

After careful consideration, the Board of Trustees recommends approval of this proposal. The proposal would remove the Fund’s current restrictions on options and related transactions, giving the Fund additional flexibility to manage risk, seek income opportunities, and pursue its investment objective in a changing market environment. The Board believes this added flexibility is in the best interests of shareholders and can help the Fund remain competitive with other funds that are not subject to similar limitations.

Your engagement is crucial. If we do not receive enough votes, we may need to hold additional meetings, which can result in unnecessary costs to the Fund. By casting your vote now, you help us avoid these expenses and enable us to continue managing the Fund efficiently.

Voting is easy and can be done in several ways—please refer to the instructions below.

Thank you again for your commitment and for making your voice heard in this important process.

With warm regards,

Sterling Capital Funds